Exhibit 21

Subsidiaries of Comtech Telecommunications Corp.*

	Subsidiaries	Jurisdiction of Incorporation

	Comtech AeroAstro, Inc.	Delaware
	Comtech EF Data Corp.	Delaware
	Comtech EF Data Pte. Ltd. (a subsidiary of Comtech EF Data Corp.)	Singapore
	Comtech Mobile Datacom Corporation	Delaware
	Comtech PST Corp.	New York
	Comtech Systems, Inc.	Delaware
	Comtech Xicom Technology, Inc.	California
	Beijing Comtech EF Data Equipment Repair Service, Co., Ltd. (a subsidiary of Comtech EF Data Corp.)	China
	Memotec Inc. (a subsidiary of Comtech EF Data Corp.)	Canada
	Xicom Technology Europe, Ltd. (a subsidiary of Comtech Xicom Technology, Inc.)	United Kingdom
	TeleCommunication Systems, Inc.	Maryland
	NextGen Communications, Inc. (a subsidiary of TeleCommunication Systems, Inc.)	Maryland
	microDATA LLC (a subsidiary of TeleCommunication Systems, Inc.)	Maryland
	microDATA GIS, Inc. (a subsidiary of microDATA LLC)	Vermont
	Comtech Solacom Technologies, Inc.	Canada
	Solacom Technologies (US), Inc.	Delaware
	Comtech NextGen LLC (a subsidiary of TeleCommunications Systems, Inc.)	Delaware
	Comtech Tactical Europe LLC (a subsidiary of TeleCommunications Systems, Inc.)	Delaware
	Comtech UK Holdings Limited	United Kingdom
	CGC Technology Limited (a subsidiary of Comtech UK Holdings Limited)	United Kingdom
	Sheet Metal Precision Limited (a subsidiary of Comtech UK Holdings Limited)	United Kingdom
	NG-911, Inc.	Iowa

*	Pursuant to Item 601(b)(21)(ii) of Regulation SK, the names of other subsidiaries of Comtech are omitted because, considered in the aggregate, they would not constitute a significant subsidiary as of the end of the year covered by this report.